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Exhibit 10.1

SETTLEMENT AND LICENSE AGREEMENT

This Settlement and License Agreement (“Agreement”) is made as of December 6, 2010 (“Effective Date”) between Apple Inc., a California corporation (“Apple”) and OPTi Inc., a California corporation (“OPTi”). As used herein, “Party” refers to either OPTi or Apple, and “Parties” refers to OPTi and Apple collectively.

WHEREAS, Apple desires to acquire a non-exclusive license under all patents owned, controlled, or licensable by OPTi, and to resolve any disputes related thereto.

WHEREAS OPTi brought suit against Apple in OPTi Inc. v. Apple Inc., Civil Action No. 2:07-CV-00021 (CE) (E.D. Tex.) and, following entry of judgment in that case, Apple and OPTi filed appeals in the United States Court of Appeals for the Federal Circuit, Nos. 2010-1129, -1286 (collectively, the “Lawsuit”); and

WHEREAS the Parties now desire to settle the Lawsuit and enter into this agreement providing for a full, final, complete and global settlement of the subject matter of the Lawsuit and for certain releases, licenses and covenants not to sue, all on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the above premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1.0	DEFINITIONS.

1.1 “Licensed Product” means any product, product line, service, device, system, component, hardware, software, any combination of the foregoing, or other offering that is designed, branded, made, used, sold, offered for sale, leased, purchased, licensed, imported, exported, supplied or otherwise provided by or for Apple or an Apple Affiliate.

1.2 “OPTi Patents” means (i) all patents and patent applications (along with patents issuing thereon) in all jurisdictions worldwide that are, at any time during the term of this Agreement, assigned to, owned by, or controlled by OPTi or its Affiliates, or to which OPTi or its Affiliates have a right to assert a claim of infringement or to grant licenses, including without limitation the patents listed on Exhibit A hereto and (ii) any divisionals, continuations, continuations-in-part, reissues, reexaminations, utility models, foreign counterpart, parent or extension of any patent or application included in section 1.2(i) or (ii), and any patent or patent application whose priority is based upon or in common with such patents and patent applications.

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1.3 “Affiliate” means, with respect to a person, corporation or other entity, any other person, corporation or entity that directly or indirectly owns, is owned by, or is under common ownership with such corporation or entity.

2.0	LICENSE AND RELEASE.

2.1 License. OPTi, on behalf of itself, its Affiliates, and their successors and assigns, grants to Apple, its Affiliates, and their successors and assigns, a nonexclusive, perpetual, irrevocable, fully paid-up, royalty-free, worldwide license under the OPTi Patents to make, have made, use, purchase, sell, offer for sale, license, lease, import, export, or otherwise dispose of Licensed Products, and to practice and have practiced any method in connection therewith, by or for Apple or its Affiliates.

2.2 Covenant. In addition to Sections 2.1 and 2.3, OPTi, on behalf of itself, its Affiliates, and their successors and assigns, hereby covenants not to sue Apple, its Affiliates, their successors and assigns, direct or indirect customers, users, licensees, service providers, distributors, retailers, or direct and indirect suppliers for infringement of the OPTi Patents with respect to Licensed Products licensed above in Section 2.1. No Licensed Product shall be used to satisfy any claim or claim element asserted by OPTi or its Affiliates, and their successors and assigns, against Apple, its Affiliates, their successors and assigns, customers, users, licensees, service providers, distributors, retailers, or direct and indirect suppliers.

2.3 Release. In addition to Sections 2.1 and 2.2, the Parties, on behalf of themselves, their Affiliates, and their successors and assigns hereby release, acquit and forever discharge one another (together with their Affiliates, predecessors, successors, agents, attorneys, insurers, servants, distributors, licensees, service providers, retailers, suppliers, employees, officers, directors, users and customers) from any and all actions, causes of action, claims or demands, liabilities, losses, damages, attorney fees, court costs, or any other form of claim or compensation, whether known or unknown as of the Effective Date, arising out of the facts, events or occurrences underlying or giving rise to or otherwise related to, the allegations in the Lawsuit or infringement of the OPTi Patents, and covenants not to sue any released party on account of any such claim.

2.4 The Parties, having specific intent to release all potential claims described in the foregoing sections 2.1, 2.2 and 2.3, whether known or unknown, do hereby acknowledge and expressly waive the provisions of section 1542 of the California Civil Code (and similar provisions in other jurisdictions, whether by statute or common law), which provides:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her, must have materially affected his settlement with debtor.”

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2.5 Dismissal. Concurrent with execution of this Agreement, OPTi and Apple shall dismiss with prejudice the appeal pending in the Lawsuit before the United States Court of Appeals for the Federal Circuit in matters no. 2010-1129, -1286, including taking all necessary steps and filing all necessary documents attendant thereto. Apple makes no admission of infringement or liability by the negotiation, execution, or performance of this Agreement.

2.6 The Parties acknowledge and agree that Licensed Products may include software products that are often distributed to customers by providing a master copy of Apple software to a distributor, replicator, original equipment manufacturer, value-added reseller, or other third party authorized to reproduce and distribute a final product of the third party including the software. Accordingly the licenses and other rights granted in this Section 2 shall apply to the reproduction and distribution by authorized third parties of such software.

2.7 To the extent that OPTi does not have the right to grant fully the releases, licenses, covenants and other rights set out in this Agreement, it grants the broadest such rights that it is entitled to grant consistent with the terms set out herein.

3.0	CONSIDERATION.

3.1 Within ten (10) business days of the Effective Date, or within ten (10) business days of the last signature set out below, whichever is later, Apple will pay to OPTi the sum of Twelve Million Two Hundred and Fifty Thousand United States dollars ($12,250,000US). Payment shall be made by electronic transfer of funds to OPTi’s bank account as follows:

Bank Name:	[***]
Bank Address:	[***]
ABA No.:	[***]
Account No.:	[***]
Account Name:	[***]

3.2 The payment of Section 3.1 shall be the total compensation paid to OPTi for the rights granted in this Agreement, and no additional payment will be made to OPTi or any other party by Apple. The parties stipulate and agree that the payment called for by Section 3.1 shall be allocated as follows: $9,850,000 shall be deemed payment for the release and license granted pursuant to United States Patents No. 5,710,906; 5,813,036; 6,405,291, with the balance due allocated to the remaining patent rights granted under this agreement.

3.3 OPTi will be responsible for any duties, taxes, and levies to which it is subject as a result of any payment hereunder.

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3.4 No later than three (3) business days after the Effective Date of this Agreement, OPTi shall provide Apple with a completed IRS Form W9. If OPTi fails to provide such tax documentation or fails to provide tax documentation sufficient to allow a zero (0) percent tax rate, Apple may, at its discretion, cause taxes to be deducted from the amount paid and cause such withholding taxes to be paid to the appropriate tax authority. For avoidance of doubt, in such case the actual payment to OPTi will be net of any taxes withheld.

3.5 No later that five (5) business days after receipt of the payments required by Sections 3.1 and 3.2 of this Agreement, OPTi shall file with the United States District Court for the Eastern District of Texas a satisfaction of the judgment entered in Case No. 2:07-CV-21-CE on December 3, 2009, in such form as to reflect Apple’s full and complete satisfaction of the judgment by virtue of the payment and consideration provided pursuant to this Agreement.

4.0	WARRANTIES.

4.1 Apple warrants and represents that it is a validly existing business and in good standing under the laws of the respective jurisdictions in which it has activities, and has the full power and authority to enter into this Agreement and to perform its obligations hereunder and consummate the transactions contemplated herein.

4.2 OPTi represents and warrants to Apple that: (a) it has all requisite legal right, power and authority to execute, deliver and perform this Agreement; (b) it owns the OPTi Patents, and that no other third party owns any right to enforce or recover for infringement of the OPTi Patents by Apple or its Affiliates at any time during the term of this Agreement; and (c) it has not granted and will not grant any licenses or other rights, under the OPTi Patents or otherwise, that would conflict with or prevent the licenses, covenants, releases and rights granted to Apple and its Affiliates hereunder. OPTi represents and warrants that there are no liens, conveyances, mortgages, assignments, encumbrances, or other agreements that would prevent or impair the full and complete exercise of the terms of this Agreement. OPTi agrees to indemnify and hold Apple and its Affiliates harmless in the event that Apple is found liable in connection with any claim brought by a third party who claims any interest in, or any right to recover under any OPTi Patent. OPTi shall not grant or assign any rights under the OPTi Patents, unless such grants or assignments are made subject to the rights granted in this Agreement.

4.3 OPTi represents and warrants that it does not directly or indirectly own a controlling interest in, nor is it owned or controlled by or in common with, any other company or other entity that owns any patents or patent applications other than the OPTi Patents. For the purposes of this provision “control,” “controlling interest,” and their cognates shall refer to direct or indirect ownership of 50% or more of the voting shares of an entity. The express purpose of this clause is to permit Apple to understand all patent rights that could be asserted against it by anyone having an interest in the OPTi

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Patents; as such, any omission is deemed material to this entire Agreement. In the event that, and notwithstanding this representation and warranty of Section 4.3, there are other patents that are directly or indirectly owned or controlled by OPTi or another entity that is owned or controlled by or in common with OPTi, then such other patents shall be treated as if they were OPTi Patents for the purposes of all licenses, covenants, releases and other rights granted in this Agreement.

5.0	TERM AND TERMINATION.

5.1 This Agreement shall not be binding on the Parties until it has been signed below by both Parties, at which time it shall be deemed effective as of its Effective Date. The Agreement shall remain in full force and effect until the expiration of the last to expire of the OPTi Patents. At that time, the licenses, covenants, and releases of Section 2.0 shall remain in effect in perpetuity with respect to rights granted prior to the expiration.

5.2 Other than as set forth in Section 5.1, this Agreement may only be terminated by mutual written agreement of the Parties.

6.0	ASSIGNABILITY.

6.1 Neither party may grant or assign any rights or delegate any duties under this Agreement to any third party without the prior written consent of the other, and any attempted assignment without such consent shall be null and void. Notwithstanding the foregoing, Apple may (i) assign rights under this Agreement to any of its Affiliates and (ii) assign rights under this Agreement to (a) an acquirer of all or substantially all of the equity or assets of its business to which this Agreement relates, but only with respect to the business acquired or (b) the surviving entity in any merger, consolidation, equity exchange, or reorganization of its business to which this Agreement relates, but only with respect to the business covered by this Agreement. All license rights and covenants contained herein shall run with the Patents and shall be binding on any successors-in-interest or assigns thereof. OPTi and its Affiliates shall not assign, or grant any right under, any OPTi Patent to any other party unless such assignment or grant is subject to all of the terms and conditions of this Agreement, and such other party executes an agreement agreeing to be bound by all of the terms and conditions of this Agreement. Any attempted assignment or grant in contravention of this Section 6.1 shall be null and void. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their permitted successors and assigns.

7.0	CONFIDENTIALITY.

7.1 The terms of this Agreement and all correspondence relating to this Agreement are confidential. The Parties shall keep terms and particulars of this Agreement strictly confidential and no Party shall now or hereafter disclose such terms

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and particulars to any third party except: (i) with the prior written consent of the other Party, (ii) as may be required by applicable law, regulation or order of a governmental authority of competent jurisdiction (including without limitation, disclosures which OPTi reasonably and in good faith believes to be appropriate to meet its obligations under the securities laws of the United States), (iii) during the course of litigation so long as the disclosure of such terms and conditions is subject to the same restrictions as is the confidential information of the other litigating parties, such restrictions are embodied in a court-entered protective order limiting disclosure to outside counsel and such disclosing Party provides the other Party written notice at least ten (10) business days prior to such disclosure, (iv) in confidence to the professional legal and financial counsel representing such Party, or (v) in confidence to any party covered by the releases, licenses or covenants granted herein. With respect to the foregoing (ii), such disclosing Party shall, to the extent legally permissible, provide the other Party with prior written notice of such applicable law, regulation or order and, at the request of the other Party, use reasonable efforts to limit the disclosure of the terms and conditions of this Agreement, and to obtain a protective order or other confidential treatment.

7.2 Except as authorized in Paragraph 7.1, neither Party shall issue a press release or make any other public statement regarding this Agreement or the settlement of the Lawsuit, except that either party may make any statement it deems appropriate to satisfy its various public reporting obligations. Neither party shall directly or indirectly seek to initiate or respond to any inquiry by the press concerning the other party, the Agreement, the settlement, or the Lawsuit. In any public statements or filings made by either party, which shall be made only as permitted by Paragraph 7.1 and/or 7.2, the party shall expressly state that Apple has paid a total of $12,250,000, of which $9,850,000 was for the release and license granted pursuant to United States Patents No. 5,710,906; 5,813,036; 6,405,291 relating to the technology at issue in the Lawsuit, with an additional payment for a concurrent license pertaining to the remaining patent rights granted under this Agreement.

7.3 The confidentiality provisions of this Agreement are material terms of this Agreement, and any breach of these provisions will constitute a material breach of this Agreement. The failure of any Party to enforce at any time any of the provisions governing the confidentiality of the terms of this Agreement or to require at any time performance by any of the Parties of any such provisions shall in no way be construed as a waiver of such provision or relinquishment of the right thereafter to enforce such provision.

8.0	NOTICES.

8.1 All notices required or permitted to be given hereunder shall be in writing and shall be deemed delivered (i) upon receipt if delivered by hand, (ii) the next business day after being sent by prepaid, nationally-recognized, overnight air courier, (iii) five (5) business days after being sent by registered or certified airmail, return receipt required, postage prepaid, or (iv) upon transmittal when transmitted by confirmed telecopy

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(provided that such notice is followed notice pursuant to any of (i) – (iii) above). All notices shall be addressed as follows:

For Apple:	For OPTi:
General Counsel	Chief Executive Officer
Apple	OPTi Inc.
1 Infinite Loop, 301-4GC	3430 W. Bayshore Road, Suite 103
Cupertino, CA 95014	Palo Alto, CA 94303
Fax: (408) 974-8530	Fax: (650) 213-8551
with a copy to:
Director of Patents	Taras A. Gracey, Esq.
Apple	Winston & Strawn LLP
1 Infinite Loop, 36-2PAT	35 West Wacker Drive
Cupertino, CA 95014	Chicago, IL 60601
Fax: (408) 974-4992	Fax: (312) 558-5700

9.0	MISCELLANEOUS.

9.1 OPTi has no obligation hereunder to institute any action or suit against any third party for infringement of any of the OPTi Patents, or to defend against any action challenging the validity of the OPTi Patents. Apple has no right to institute any action against any third party for infringement of any OPTi Patent.

9.2 Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, employer-employee, or joint venture relationship between the Parties. Neither Party shall incur any debts or make any commitments for the other. There is no fiduciary duty or special relationship of any kind between the Parties to this Agreement. Each Party expressly disclaims any reliance on any act, word, or deed of the other Party in entering into this Agreement.

9.3 Nothing contained in this Agreement shall be construed as conferring any right to a license or to otherwise use any patent, patent application, trademark, service name, service mark, trade dress, trade secret or other intellectual property belonging to Apple.

9.4 If any portion of this Agreement is found to be invalid, illegal, or unenforceable for any reason, the remainder of the Agreement shall continue in force and, if needed, the Parties or a court of competent jurisdiction shall substitute suitable provisions having like economic effect and intent.

9.5 This Agreement cannot be modified, terminated or amended in any respect orally or by conduct of the Parties. Any termination, modification, or amendment may be made only by a writing signed by all Parties. No waiver of any provision shall be binding in any event unless executed in writing by the Party making the waiver.

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9.6 This Agreement may be executed in several counterparts, each of which is deemed to be an original but all of which constitute a one and the same instrument. Electronic copies of the signatures of the Parties to this Agreement shall be treated as if they are original signatures and shall have the same legal effect as would original signatures.

9.7 Each Party and counsel have reviewed and approved this Agreement, and accordingly any presumption or rule of construction permitting ambiguities to be resolved against the drafting party shall not be employed in the interpretation or application of this Agreement.

9.8 The headings inserted in this Agreement are for reference only and are not intended to form any part of the operative portion of this Agreement, and they shall not be employed in the interpretation or application of this Agreement.

9.9 This Agreement shall be construed, and the relationship between the Parties determined, in accordance with the laws of California, notwithstanding any choice-of-law principle that might dictate a different governing law.

9.10 This Agreement sets forth the entire understanding of the Parties with respect to the OPTi Patents, and replaces any prior oral or written communications, discussions or agreements between them.

9.11 The remedy for breach of this Agreement shall be limited to damages and/or injunctive relief, as appropriate, for breach of contract and shall not include remedies for patent infringement.

9.12 EXCEPT AS PROVIDED EXPLICITLY HEREIN, IN NO EVENT SHALL ANY PARTY BE LIABLE TO ANY OTHER PARTY OR ANY OTHER PERSON OR ENTITY (UNDER CONTRACT, STRICT LIABILITY, NEGLIGENCE, OR OTHER THEORY) FOR SPECIAL, INDIRECT, EXEMPLARY, INCIDENTAL, OR CONSEQUENTIAL DAMAGES, INCLUDING LOST PROFITS, OPPORTUNITIES OR SAVINGS, ARISING OUT OF OR RELATED TO THE SUBJECT MATTER OF THIS AGREEMENT.

9.13 The Parties acknowledge and agree that the OPTi Patents are “intellectual property” as defined in Section 101(35A) of the United States Bankruptcy Code (the “Code”), as the same may be amended from time to time, that have been licensed hereunder in a contemporaneous exchange for value. OPTi acknowledges that if OPTi, as a debtor in possession or a trustee in bankruptcy in a case under the Code, rejects this Agreement, Apple may elect to retain its rights under this Agreement as provided in Section 365(n) of the Code. Upon written request from Apple to OPTi or the bankruptcy trustee of OPTi’s election to proceed under Section 365(n), OPTi or the bankruptcy trustee shall comply in all respects with Section 365(n), including, without limitation, by not interfering with the rights of Apple as provided by this Agreement.

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IN WITNESS WHEREOF, this Agreement has been duly executed by the Parties to be effective as of the Effective Date.

APPLE INC.	OPTi Inc.

By: /s/ Noreen Krall	By: /s/ Bernard T. Marren

Name: Noreen Krall	Name: Bernard T. Marren

Its: Sr. Director, IP Law & Litigation	Its: President

Dated: December 6, 2010	Dated: December 6, 2010

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EXHIBIT A

7,523,245	Compact ISA-bus interface
6,567,875	USB data serializer
6,405,291	Predictive snooping of cache memory for master-initiated accesses
6,098,141	Compact ISA-bus interface
6,029,251	Method and apparatus for temperature sensing
5,974,495	Using a back-off signal to bridge a first bus to a second bus
5,968,151	System and method of positively determining ISA cycle claiming
5,944,807	Compact ISA-bus interface
5,933,611	Dynamic scheduler for time multiplexed serial bus
5,918,072	System for controlling variable length PCI burst data using a dummy final data phase and adjusting the burst length during transaction
5,907,857	Refresh-ahead and burst refresh preemption technique for managing DRAM in computer system
5,905,887	Clock frequency detection for computer system
5,900,016	System for using a cache memory with a write-back architecture
5,890,002	System and method for bus master emulation
5,881,271	System and method for clock management
5,860,113	System for using a dirty bit with a cache memory
5,854,638	Unified memory architecture with parallel access by host and video controller
5,822,768	Dual ported memory for a unified memory architecture
5,813,036	Predictive snooping of cache memory for master-initiated accesses
5,805,905	Method and apparatus for arbitrating requests at two or more levels of priority using a single request line
5,790,831	VL-bus/PCI-bus bridge
5,768,624	Method and apparatus for employing ping-pong buffering with one level deep buffers for fast DRAM access
5,710,906	Predictive snooping of cache memory for master-initiated accesses
5,577,214	Programmable hold delay
5,550,515	Multiphase clock synthesizer having a plurality of phase shifted inputs to a plurality of phase comparators in a phase locked loop
5,469,555	Adaptive write-back method and apparatus wherein the cache system operates in a combination of write-back and write-through modes for a cache-based microprocessor system
5,463,759	Adaptive write-back method and apparatus wherein the cache system operates in a combination of write-back and write-through modes for a cache-based microprocessor system
5,448,742	Method and apparatus for local memory and system bus refreshing with single-port memory controller and rotating arbitration priority
5,426,739	Local bus - I/O Bus Computer Architecture
5,423,019	Automatic cache flush with readable and writable cache tag memory
5,414,827	Automatic cache flush
5,371,880	Bus synchronization apparatus and method
5,309,568	Local bus design
5,287,481	Automatic cache flush with readable and writable cache tag memory

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